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                                                                     EXHIBIT 2.6


                                  BILL OF SALE


                Bill of Sale and Assignment (this "Bill of Sale")
                        dated as August 18, 1997 between
             International Business Machines Corporation, a New York
           corporation ("Seller"), and Multilayer Tek L.P. ("Buyer").


            Buyer and Seller have entered into a Purchase Agreement dated as of August 5, 1997 (the "Purchase Agreement), for the sale by Seller to Buyer of certain Transferred Assets as described in the Purchase Agreement. All capitalized terms not otherwise defined herein shall have the respective meanings provided in the Purchase Agreement.

            NOW THEREFORE, for good and valuable consideration (including the payment by Buyer of the Purchase Price for the Transferred Assets), the adequacy and receipt of which is hereby acknowledged:

            1. Pursuant to the terms and conditions of the Purchase Agreement, Seller does hereby sell, assign, transfer, convey and deliver (collectively, "sell") to Buyer the Transferred Assets (as defined in the Purchase Agreement, but excluding the leasehold interest in the Real Estate), free and clear of all Encumberances.

            2. This Bill of Sale shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

            3. In the event any one or more of the provisions contained in this Bill of Sale should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.


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            4. This Bill of Sale is executed pursuant to the Purchase Agreement and is entitled to the benefits and subject to the provisions thereof and shall bind and inure to the benefit of the parties and their respective successors and assigns.

            IN WITNESS WHEREOF, the parties have caused this Bill of Sale to be duly executed as of the day and year first above written.



MULTILAYER TEK L.P.                         INTERNATIONAL BUSINESS
                                            MACHINES CORPORATION

---------------------------------------     -----------------------------------
By: /s/ Carl R. Ventuca, Jr.                By: /s/ Mark S. Payton


     Senior Vice President, Chief
     Financial Officer and Secretary of
     Multek Texas, Inc., in its capacity    Title: Corporate Development
                                                   Consultant

Title: as General Partner
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